ARTICLES OF INCORPORATION

OF

WINHA INTERNATIONAL GROUP LIMITED

The undersigned, being the person hereinafter named as incorporator, for the purpose of establishing a corporation under the provisions and subject to the requirements of Title 7, Chapter 78, of the Nevada Revised Statutes (the “NRS”), and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada (the “GCLN”), does hereby adopt and make the following Articles of Incorporation:

ARTICLE I – NAME OF CORPORATION

The name of the corporation (hereinafter called the “Corporation”) is “WINHA International Group Limited.”

ARTICLE II — REGISTERED AGENT FOR SERVICE OF PROCESS

The name and address of the initial resident agent of the Corporation is Vcorp Services, LLC, a commercial registered agent within the State of Nevada.

ARTICLE III – AUTHORIZED STOCK

The aggregate number of shares that the Corporation shall have the authority to issue is two hundred million (200,000,000) shares of common stock with a par value of $0.001 per share, and twenty million (20,000,000) shares of blank check preferred stock with a par value of $0.001 per share. The preferred stock shall have such designations, voting powers, preferences and relative participating optional or other special rights which shall be designated in such series or amounts as the qualifications, limitations and restrictions thereof shall be determined by the board of directors of the Corporation

ARTICLE IV – NAMES AND ADDRESSES OF THE BOARD OF DIRECTORS

The names and addresses of the person who is to serve as directors until the first annual meeting of the shareholders, or until her successors shall have been elected and qualified, is as follows:

Zhuo Wei Zhong

Unit 503 5/F Silvercord Tower 2

30 Canton Rd

Tsim Sha Tsui, Kowloon HK

ARTICLE V - PURPOSE

 The Corporation shall have the purpose of engaging in any lawful business activity.

ARTICLE VI – NAME, ADDRESS AND SIGNATURE OF INCORPORATOR

The name and address, either residence or business, of the incorporator signing these Articles of Incorporation is as follows:

Name	Address

Farah Moiso	25 Robert Pitt Drive, Suite 204 Monsey, NY 10952.

IN WITNESS WHEREOF, the undersigned Incorporator hereby executes these Articles of Incorporation of WINHA International Group Limited, a Nevada corporation, on this 15th day of April, 2013.

/s/ Farah Moiso
Farah Moiso
Incorporator

ARTICLE VII – CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF REGISTERED AGENT

IN WITNESS WHEREOF, the undersigned Incorporator hereby accepts appointment as Registered Agent for WINHA International Group Limited, a Nevada corporation, on this 15th day of April, 2013.

/s/ Farah Moiso
Farah Moiso
Incorporator